UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 1, 2005

Date of Report (Date of earliest event reported)

DIMON INCORPORATED

(Exact name of registrant as specified in its charter)

Virginia	000-25734, 001-13684	54-1746567
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

512 Bridge Street, Danville, Virginia	24541
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (434) 792-7511

N/A

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The following text updates the disclosure provided under the heading “Factors that May Affect Future Results” in DIMON Incorporated’s Annual Report on Form 10-K for the transition period ended March 31, 2004, as amended.

FACTORS THAT MAY AFFECT FUTURE RESULTS

The following important factors, among other things, in some cases have affected, and in the future could affect, our actual operating and financial results and could cause our actual results for future periods to differ materially from those experienced in the past, expected by us or reflected in any forward looking statements.

Risks Relating To Our Operations

Global shifts in sourcing customer requirements may negatively impact our operating results.

The global leaf tobacco industry is currently experiencing shifts in the sourcing of customer requirements for tobacco. For example, significant tobacco production volume decreases have occurred and may continue to occur in the United States, Zimbabwe and Western Europe. At the same time, production volumes in other sourcing origins, such as Brazil and other areas in South and Central America, continue to grow. This shift in sourcing origins in Europe may be exacerbated by recent modifications to the tobacco price support system in the European Union (“EU”). The Agricultural Counsel of the EU recently implemented changes in the quota and volume programs across the EU that may result in material reductions in production volumes in certain EU countries after 2006. The implementation of these new programs will vary significantly by each EU country, decreasing our ability to plan effectively for the longer term in Europe.

We may not be able to timely or efficiently adjust to these shifts in sourcing origins, and adjusting to these shifts may require changes in our production facilities in certain origins and changes in our fixed asset base. We have incurred, and may continue to incur, restructuring charges as we continue to adjust to these shifts in sourcing. Adjusting our capacity and adjusting to these shifts in sourcing may have an adverse impact on our ability to manage our costs, and could have an adverse effect on our financial performance and results of operations.

Our financial results will vary according to growing conditions, customer requirements and other factors, which also reduces your ability to gauge our performance and increases the risk of an investment in our company.

Our financial results, particularly the quarterly financial results, may be significantly affected by fluctuations in tobacco growing seasons and crop sizes. The cultivation period for tobacco is dependent upon a number of factors, including the weather and other natural events, such as hurricanes or tropical storms, and our processing schedule and results of operations can be significantly altered by these factors.

Further, the timing and unpredictability of customer indications, orders and shipments cause us to keep tobacco in inventory, increase our risk and result in variations in quarterly and annual financial results. In addition, reduced levels of imports into Brazil have resulted in a shortage of shipping containers and vessels available for tobacco and other exports. Container shortages and shipping delays also occur periodically in Asia and Africa, and such delays could impact the timing of shipments between quarters. We may from time to time in the ordinary course of business keep a significant amount of processed tobacco in inventory for our customers to accommodate their inventory management and other needs. Sales recognition by us and our subsidiaries is based on the passage of ownership, usually with shipment of product. Since individual shipments may represent significant amounts of revenue, our quarterly and annual financial results may vary significantly depending on our customers’ needs and shipping instructions. These fluctuations result in varying volumes and sales in given periods, which also reduces your ability to compare our financial results in different periods or in the same periods in different years.

Our extension of credit to tobacco growers could expose us to losses.

We make advances to tobacco growers in many countries to finance their growing of tobacco for sale to us. Crop advances to growers are generally secured by the grower’s agreement to deliver green tobacco. In the event of crop failure, recovery of advances could be delayed until deliveries of future crops or indefinitely. The temporary or permanent loss of these advances to growers could result in losses by us.

When we purchases tobacco directly from growers, we bear the risk that the tobacco will not meet our customers’ quality and quantity requirements.

In countries where we contract directly with tobacco growers, including Argentina, Brazil, the United States, and certain African countries, we bear the risk that the tobacco delivered will not meet quality and quantity requirements of our customers. If the tobacco does not meet such market requirements, we may not be able to meet all of our customers’ orders, which would have an adverse effect on profitability and results of operations.

Weather and other conditions can affect the marketability of the Company’s products.

Like other agricultural products, the quality of tobacco is affected by weather and the environment, which can change the quality or size of the crop. If a weather event is particularly severe, such as a major drought or hurricane, the affected crop could be destroyed or damaged to an extent that it would be less desirable to our customers, which would result in a reduction in revenues. If such an event is also widespread, it could affect our ability to acquire the quantity of products required by customers. In addition, other items can affect the marketability of tobacco, including, among other things, the presence of:

•	non-tobacco related material,

•	genetically modified organisms, and

•	excess residues of pesticides, fungicides, and herbicides.

A significant event impacting the condition or quality of a large amount of any of the tobacco crops we buy could make it difficult for us to sell such tobacco or to fill our customers’ orders.

Our reliance on a small number of significant customers may adversely affect our results of operations.

Our customers are manufacturers of cigarette and other tobacco products. Several of these customers individually account for a significant portion of our sales in a normal year. Of our consolidated tobacco sales in 2004, 2003 and 2002, approximately 16%, 22% and 23%, respectively, were to various tobacco customers which we have been led to believe are owned by or under common control of Japan Tobacco Inc. and approximately 18%, 18% and 14%, respectively, were to various tobacco customers which we have been led to believe are owned by or under common control of Altria Group, Inc. In addition, tobacco product manufacturers are currently experiencing a period of consolidation (including the merger of R.J. Reynolds Tobacco Holdings and Brown & Williamson), and further consolidation among our customers could decrease such customers’ demand for our leaf tobacco or processing services. The loss of any one or more of such customers could have a material adverse effect on our financial condition or results of operations.

We face increased risks of doing business due to the extent of our international operations.

We do business in over 40 countries, many of which do not have stable economies or governments. Our international operations are subject to international business risks, including unsettled political conditions, expropriation, import and export restrictions, exchange controls, inflationary economies and currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries. These risks are exacerbated in countries where we have advanced substantial sums or guaranteed local loans or lines of credit for the purchase of tobacco from growers.

We have expanded our international operations in areas where the export of tobacco has increased due to increased demand for lower priced tobacco. We have significant investments in our purchasing, processing and exporting operations in Brazil, Malawi, Tanzania, Zimbabwe, Turkey, and Thailand. In particular, we derive significant operating profit from our operations in Brazil and Zimbabwe. In recent years, these countries’ economic problems have received wide publicity related to devaluation of the local currency and inflation. Devaluation can affect our purchase costs of tobacco and our processing costs.

Zimbabwe remains in a period of civil unrest in combination with a deteriorating economy. Should the current political situation continue, we could experience disruptions and delays associated with our Zimbabwe operations. The government’s forced land resettlement program has caused disruptions to both tobacco and food farm production in Zimbabwe. The volume of the 2003 tobacco crop declined by approximately 49% in comparison to the prior year crop from 165 to 85 million kilos. The 2004 crop further decreased to 69 million kilos. If the political and economic situation in Zimbabwe continues to deteriorate, our ability to recover our assets there could be impaired. Our Zimbabwe subsidiary has long-lived assets of approximately $39.7 million as of December 31, 2004.

Argentina is in a period of political and economic uncertainty. Potential problems we could encounter because of this uncertainty include severe currency fluctuation and devaluation, labor unrest and severe inflation, all of which could negatively affect our earnings. We purchase and process Argentine tobacco for export. We do not foresee any material effects on our operations as a result of Argentina’s current instability. However, we continue to closely monitor events associated with the instability in Argentina and their possible impact on future results.

Our exposure to changes in foreign tax regimes could adversely impact our business.

We do business in countries that have tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change. This is especially true with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of these tax regimes.

Effective January 1, 2005, the government of Rio Grande do Sul, the state in which our subsidiaries operate in Brazil, adopted changes in their Imposto Sobre Circulação de Mercadorias e Serviços (“ICMS”), a tax on the transfer of goods and services between states within Brazil. Under the prior tax regime, our transfers of leaf tobacco and processed tobacco inventory between states in Brazil was taxed but these transfers also generated tax credits that were used to offset ICMS tax obligations generated on interstate sales of tobacco or were transferable to third parties at a current market discount rate. Pursuant to the recently adopted changes, these tax credits may not be used to reduce overall tax exposure by third parties by more than 5% of the generating company’s tax liability in any tax year, severely reducing our ability to sell excess tax credits to others. These changes to the ICMS tax regime are likely to increase our cost of doing business in Brazil, and such increase may be substantial. It is difficult to predict the extent of the effect of this change on our results of operations. If we are unable to pass this additional cost of doing business in Brazil on to our customers, the impact of this change in tax law will be material to our earnings from that region. We understand certain trade and industry groups are taking efforts to reverse this recent change, but there can be no assurance that these tax amendments will be reversed in the foreseeable future or at all.

Fluctuations in foreign currency exchange and interest rates could adversely affect our results of operations.

We conduct our business in many countries around the world. Our business is generally conducted in U.S. dollars, as is the business of the tobacco industry as a whole. However, we generally must purchase tobacco in non-U.S. countries using local currency. As a result, local country operating costs, including the purchasing and processing costs for tobaccos, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. We attempt to minimize such currency risks by matching the timing of our working capital borrowing needs against the tobacco purchasing and processing funds requirements in the currency of the country where the tobacco is grown. Fluctuations in the value of foreign currencies can significantly affect our operating results.

In particular, the devaluation of the U.S. dollar against the Brazilian real has recently increased the cost of our inventory and operating costs generally in Brazil, only a portion of which can be passed on to our customers. As the international leaf industry continues to place greater emphasis on Brazil, the weakness of the U.S. dollar in relation to the Brazilian real will increasingly impact our consolidated operating results and operating margins, and we do not foresee a reversal of this trend occurring in the immediate future. In addition, the historically weak real in relation to the dollar has tended to offset the normal escalation in crop prices in Brazil, which will have a more significant impact to the extent the real is stronger against the dollar.

In addition, the devaluation of foreign currencies, particularly Asian and Eastern European currencies, has resulted and may in the future result in reduced purchasing power from customers in these areas. We may incur a loss of business as a result of the devaluation of these currencies now or in the future.

Various outstanding interest-bearing instruments are sensitive to changes in interest rates. With respect to our variable-rate debt, as of December 31, 2004, a 10% change in interest rates would have the effect of increasing or decreasing our annual interest expense by $1.2 million.

Competition could erode our earnings.

The leaf tobacco industry is highly competitive. We are one of three global leaf tobacco merchants, and when we complete our merger with Standard Commercial Corporation, we will be one of two global competitors in the leaf tobacco industry, each with approximately equal market share. Competition among leaf tobacco merchants is based primarily on the prices charged for products and services as well as the merchant’s ability to meet customer specifications in the buying, processing and financing of tobacco. In addition, there is competition in all countries to buy the available tobacco. The loss or substantial reduction of any large or significant customer could reduce our earnings.

The shift to direct buying of green tobacco by many of our U.S. customers could continue to reduce our sales of green tobacco.

In the United States, prior to 2002, we took ownership of all green tobaccos we purchased, then processed and resold that tobacco to our customers. Concurrent with the shift from an auction system to a direct contract buying system in the United States, certain major U.S. customers began purchasing green tobacco directly from the growers. We no longer take ownership of that tobacco and no longer record revenues associated with its resale. To the extent that the auction market in the United States continues to represent a smaller portion of overall tobacco purchases in the United States, we could be forced to buy more tobacco directly from growers under contracts that require us to buy a particular grower’s total crop, potentially elevating our levels of uncommitted inventories. In contrast, when we purchase under an auction system, we continue to purchase tobaccos primarily to match specific customer orders. Further, we continue to need buying personnel for these residual auction markets, which could affect our ability to manage our costs.

We recently identified a material weakness in our internal controls over financial reporting, and a related defect in disclosure controls and procedures, and any future material weakness or similar defect could negatively impact your ability to evaluate us.

In October 2004, we identified a material weakness in internal controls over financial reporting relating to the failure to properly monitor the restricted payment covenant in the indentures governing its senior notes and certain defects that occurred as a result. More information regarding the material weakness and default under these indentures can be found in DIMON’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2004, as amended. A material weakness in internal controls over financial reporting is defined as “a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.” DIMON concluded that the failure to properly monitor the restricted payment covenant in its indentures constituted a material weakness. In connection with this material weakness and as a result of the failure to properly monitor the restricted payment covenant in the indentures, DIMON’s Chief Executive Officer and Chief Financial Officer have concluded that DIMON’s disclosure controls and procedures were not effective, for the period of December 2003 through October 2004, to ensure that the defaults under the indentures were promptly disclosed.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal controls over financial reporting as of the end of our fiscal year ending March 31, 2005, and that our independent auditors attest to that determination. If we or our independent auditors determine that we have a material weakness in our internal controls over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination. We have dedicated a significant amount of time and resources to ensuring compliance, but we cannot provide any assurance that we or our independent registered public accounting firm will be able to complete the necessary work in a timely manner. We have no indication, however, that either we or they will be unable to do so.

You should consider this material weakness and the possibility that we could identify a future material weakness in evaluating DIMON or its ability to comply with restrictive covenants in its debt instruments and ability to successfully implement the integration of Standard after the merger.

Our adoption and application of certain standards in financial accounting could cause our annual and quarterly financial results to vary and will reduce your ability to gauge our performance, increasing the risk of an investment in our securities.

Effective July 1, 2000, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As a result of adoption of SFAS No. 133, we recognize all derivative financial instruments, such as interest rate swap contracts and foreign exchange contracts, in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. We use forward contracts to mitigate our exposure to changes in foreign currency exchange rates on forecasted transactions. The effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of accumulated other comprehensive income until the underlying hedge transactions are reported on our consolidated statement of earnings. We have traditionally used interest rate swaps to mitigate our exposure to changes in interest rates related to certain debt agreements. The swaps convert floating-rate debt to fixed-rate debt. Interest rate swaps, to the extent they are effective hedges, are accounted for as cash flow hedges, with the changes in the fair values of these instruments being recorded in accumulated other comprehensive income net of deferred taxes. Changes in the fair values of derivatives not qualifying as hedges are reported in net income. As a result of fluctuations in interest rates and volatility in market expectations, the fair market value of interest rate swap instruments can be expected to appreciate or depreciate over time. We plan to continue the practice of economically hedging various components of our debt. However, as a result of SFAS No. 133, certain swap instruments have and may continue to create volatility in future reported earnings.

In addition, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective April 1, 2002. As a result of adoption of SFAS No. 142, we no longer amortize goodwill and intangible assets. However, if we determine that there has been a material impairment to goodwill or other intangible assets with indefinite lives, we will recognize the amount of that impairment as a charge to earnings in the applicable reporting period.

Risks Relating to the Tobacco Industry

Reductions in demand for consumer tobacco products could adversely affect our results of operations.

The tobacco industry, both in the United States and abroad, continues to face a number of issues that may reduce the consumption of cigarettes and adversely affect our business, sales volume, results of operations, cash flows and financial condition.

These issues, some of which are more fully discussed below, include:

•	governmental actions seeking to ascribe to tobacco product manufacturers liability for adverse health effects associated with smoking and exposure to environmental tobacco smoke;

•	smoking and health litigation against tobacco product manufacturers;

•	tax increases on consumer tobacco products;

•	current and potential actions by state attorneys general to enforce the terms of the Master Settlement Agreement, or MSA, between state governments in the United States and tobacco product manufacturers;

•	governmental and private bans and restrictions on smoking;

•	actual and proposed price controls and restrictions on imports in certain jurisdictions outside the United States;

•	restrictions on tobacco product manufacturing, marketing, advertising and sales;

•	the diminishing social acceptance of smoking;

•	increased pressure from anti-smoking groups; and

•	other tobacco product legislation that may be considered by Congress, the states and other countries.

Tobacco product manufacturer litigation may reduce demand for our services.

Our primary customers, the leading cigarette manufacturers, face thousands of lawsuits brought throughout the United States and, to a lesser extent, the rest of the world. The effects of the lawsuits on our customers could reduce their demand for tobacco from us. These lawsuits have been brought by plaintiffs, including (1) individuals and classes of individuals alleging personal injury and/or misleading advertising, (2) governments (including governmental and quasi-governmental entities in the United States and abroad) seeking recovery of health care costs allegedly caused by cigarette smoking, and (3) other groups seeking recovery of health care expenditures allegedly caused by cigarette smoking, including third-party health care payors, such as unions and health maintenance organizations. Damages claimed in some of the smoking and health cases range into the billions of dollars. The United States Department of Justice is currently engaged in a lawsuit against the leading cigarette manufacturers, seeking to recover billions of dollars. There have been several jury verdicts in tobacco product litigation during the past three years. Additional plaintiffs continue to file lawsuits.

In November 1998, certain United States tobacco product manufacturers entered into the MSA with 46 states and certain territories to settle asserted and unasserted health care cost recovery and other claims. These manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota and an environmental tobacco smoke and health class action brought on behalf of airline flight attendants. The MSA has received final judicial approval in all 52 settling jurisdictions.

Key provisions of the MSA are as follows:

•	payments of approximately $206 billion over 25 years from the cigarette manufacturers to the states;

•	marketing and advertising restrictions, including bans on cartoon characters, point-of-sale advertising, billboards, bus and taxi placards and sponsorships of most sporting events by brand names;

•	disbanding the Tobacco Institute, the Council for Tobacco Research and the Council for Indoor Air Research;

•	eliminating vending machine sales and requiring that all tobacco products be behind a counter; and

•	making payments of $1.7 billion for educational efforts about the dangers of smoking and to discourage youth smoking.

The MSA and other state settlement agreements include provisions relating to advertising and marketing restrictions, public disclosure of industry documents, limitations on challenges to tobacco product control and underage use laws, lobbying activities and other provisions. The provisions of the MSA and any similar settlement agreements could have a material adverse impact on our customers’ purchases from us.

Legislative and regulatory initiatives could reduce consumption of consumer tobacco products and demand for our services.

In recent years, members of Congress have introduced legislation, some of which has been the subject of hearings or floor debate, that would subject cigarettes to various regulations under the Department of Health and Human Services or regulation under the Consumer Products Safety Act, establish anti-smoking educational campaigns or anti-smoking programs, or provide additional funding for governmental anti-smoking activities, further restrict the advertising of cigarettes, including requiring additional warnings on packages and in advertising, provide that the Federal Cigarette Labeling and Advertising Act and the Smoking Education Act could not be used as a defense against liability under state statutory or common law, allow state and local governments to restrict the sale and distribution of cigarettes and eliminate or reduce the tax deductibility of tobacco product advertising. If any or all of the foregoing were to be implemented, our business, volume, results of operations, cash flows and financial condition could be materially adversely affected.

Reports with respect to the harmful physical effects of cigarette smoking have been publicized for many years, and the sale, promotion and use of cigarettes continue to be subject to increasing governmental regulation. Since 1964, the Surgeon General of the United States and the Secretary of Health and Human Services have released a number of reports linking cigarette smoking with a broad range of health hazards, including various types of cancer, coronary heart disease and chronic lung disease, and recommending various governmental measures to reduce the incidence of smoking. The 1988, 1990, 1992 and 1994 reports focus upon the addictive nature of cigarettes, the effects of smoking cessation, the decrease in smoking in the United States, the economic and regulatory aspects of smoking in the Western Hemisphere, and cigarette smoking by adolescents, particularly the addictive nature of cigarette smoking in adolescence.

A number of foreign nations also have taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the United States. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Finland, France, Italy, Singapore and other countries. Further, in May of 2003, the World Health Organization adopted a treaty, the Framework Convention for Tobacco Control, which requires signatory nations to enact legislation that would require, among other things, specific actions to prevent youth smoking; restrict or prohibit tobacco product marketing; inform the public about the health consequences of smoking and the benefits of quitting; regulate the content of tobacco products; impose new package warning requirements including the use of pictorial or graphic images; eliminate cigarette smuggling and counterfeit cigarettes; restrict smoking in public places; increase and harmonize cigarette excise taxes; abolish duty-free tobacco sales; and permit and encourage litigation against tobacco product manufacturers. The treaty will take effect after forty countries ratify it, and must be implemented by national laws in the ratifying nations.

Due to the present regulatory and legislative environment, a substantial risk exists that past growth trends in tobacco product sales may not continue and that existing sales may decline.

We have been, and continue to be, subject to governmental investigations into, and litigation concerning, leaf tobacco industry buying practices.

The leaf tobacco industry, from time to time, has been the subject of government investigations regarding trade practices. For example, in 1998 DIMON was the subject of an investigation by the Antitrust Division of the United States Department of Justice into certain buying practices alleged to have occurred in the industry. More recently, DIMON was named a defendant in the DeLoach, et al. v. Philip Morris Companies Inc., et al., antitrust class action litigation alleging a conspiracy to rig bids in the tobacco auction markets. We, along with all but one of the other defendants, entered into a settlement agreement with the plaintiffs which received final approval, and which accorded us a full release from all the claims. In exchange for such settlement, DIMON contributed $6.0 million towards a larger total settlement agreement.

In addition, certain other, similar investigations are ongoing. Since October 2001, the Directorate General for Competition (DGCOMP) of the European Commission (EC) has been conducting an administrative investigation into certain tobacco buying and selling practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy, and Greece and potentially other countries. DIMON’s subsidiaries in Spain (Agroexpansion) and Italy (DIMON Italia) have been subject to these investigations. Based on our understanding of the facts pertaining to the activities of Spanish and Italian tobacco processors, including Agroexpansion and DIMON Italia, respectively, we believe there have been infringements of EU law. In October of 2004, the EC fined DIMON and its Spanish subsidiary €2.59 million solely relating to the investigations in Spain. Additional fines may be assessed in other EC countries, and those fines could be material to our earnings. However, we are not able to make an assessment of the amount of any such penalties at this time. Adverse determinations in these or similar proceedings may negatively impact our future results.

Risks Relating Our Indebtedness and Capital Structure

We have substantial debt which may adversely affect us by limiting future sources of financing, interfering with our ability to pay interest and principal on our debt and dividends on our common stock and subjecting us to additional risks.

We have a significant amount of indebtedness and debt service obligations, which are likely to increase as a result of our merger with Standard Commercial Corporation. As of December 31, 2004, we had approximately $946 million of total liabilities. If we add new indebtedness to our current indebtedness levels, the related risks that we now face could increase. Our substantial debt will have important consequences, including:

•	our indebtedness may make it more difficult for us to satisfy our interest and principal payment obligations and pay dividends to our shareholders;

•	our indebtedness may limit our ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;

•	a significant portion of our cash flow from operations must be dedicated to paying interest on and the repayment of the principal of our indebtedness, which reduces the amount of cash we have available for other purposes, including the payment of dividends to our shareholders, and makes us more vulnerable to a decrease in demand for leaf tobacco, increases in our operating costs or general economic or industry conditions; and

•	our ability to adjust to changing market conditions and to compete with other global leaf tobacco merchants may be hampered by the amount of debt we owe.

In addition, the indenture and other instruments governing our indebtedness contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of most or all of our indebtedness.

Our indentures and credit agreements contain, and in the future could contain additional, covenants and tests that limit our ability to take actions or cause us to take actions we may not normally take.

The indentures and credit agreements governing our indebtedness contain a number of significant covenants. These covenants will limit our ability to, among other things:

•	borrow additional money;

•	pay dividends, make capital expenditures or other investments;

•	merge, consolidate or dispose of our assets;

•	acquire assets in access of certain dollar amounts; and

•	grant liens on our assets.

Our credit facility and indentures require us to meet certain financial tests. The failure to comply with these covenants and tests would cause a default under those agreements. A default, if not waived, could result in the debt under our credit facility and indentures becoming immediately due and payable and could result in a default or acceleration of our other indebtedness with cross-default provisions. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

In October 2004, we determined that defaults had occurred under the “Limitation on Restricted Payments” covenant in the indentures (the “Senior Notes Indentures”) relating to both its $200 million 9 5/8% Senior Notes due 2011 and its $125 million 7 3/4% Senior Notes due 2013 (collectively, the “Notes”), and that, by definition, the defaults under the Senior Notes Indentures created automatic defaults under the Company’s $150 million syndicated credit facility and certain operating lines of credit, neither of which could be automatically remedied by a waiver of the defaults under the Senior Notes Indentures.

The defaults related to the determination of amounts available to make certain “Restricted Payments” under the Senior Notes Indentures. The payments in question were four dividend payments on the Company’s common stock made between December 2003 and September 2004 (totaling approximately $13.5 million) and investments in a majority-owned subsidiary during the same period (totaling approximately $8.7 million). The restrictions on Restricted Payments in the Senior Notes Indentures provides that the Company may not make certain Restricted Payments unless (a) it has the ability to borrow funds under a fixed charge coverage ratio, and (b) has sufficient availability in an accumulating restricted payments “basket.” The Company had developed an internal model to test compliance with the covenants in these indentures as of the closing of each quarter. However, that compliance model incorrectly relied on certain exceptions to the fixed charge coverage ratio contained in the indenture rather than actually testing the ratio in the context of Restricted Payments. As a result, the internal testing procedures did not reveal the defaults prior to their occurrence.

We solicited and on November 1, 2004, obtained consents from the holders of the Notes to a waiver of the defaults under the Senior Notes Indentures and an amendment of the related covenants to allow additional time to bring our operations into compliance. The amendment to the indentures allows us to pay dividends to holders of our common stock, without regard to the fixed charge coverage ratio, at the current rate through June 30, 2005. There can be no assurance that we will be able to comply with these covenants after that time.

We may not have access to available capital to finance our local operations in non-U.S. jurisdictions.

We have typically financed our non-U.S. local operations with uncommitted short term operating credit lines at the local level. These operating lines are typically seasonal in nature, extending for a term of 180 to 270 days corresponding to the tobacco crop cycle in that location. These facilities are typically uncommitted in that the lenders have the right to cease making loans or demand payment of outstanding loans at any time. In addition, each of these operating lines must be renewed with each tobacco crop season in that jurisdiction. Although the foreign subsidiaries are the borrowers under these lines, many of them are guaranteed by us.

At December 31, 2004, our subsidiaries had borrowed funds under many different operating lines ranging in size from $50.0 million to $1.2 million. At December 31, 2004, our subsidiaries had seasonally adjusted operating lines of $512.0 million, excluding all long term agreements; had borrowed $235.7 million under those operating lines with a weighted average interest rate of 3.71%; and had approximately $243.2 available under these operating lines. DIMON’s total maximum borrowings under these operating lines, excluding the long term credit agreements, during the nine months ended December 31, 2004 were $527.5 million.

Because the lenders under these operating lines typically have the right to cancel the loan at any time and each line must be renewed with each crop season, there can be no assurance that this capital will be available to the subsidiaries of the combined company. In addition, in connection with the closing of the merger with Standard Commercial Corporation or during the integration process after the merger, these lenders may decide not to continue lending to the combined company to the same extent as its predecessors, or at all. If a number of these lenders cease lending to the subsidiaries of the combined company or dramatically decrease such lending, it could have a material adverse affect on our liquidity.

Risks Relating to Our Proposed Merger With Standard Commercial Corporation

If we fail to realize the anticipated cost savings and other benefits of the merger, the merger could be dilutive to our earnings per share or otherwise adverse to our shareholders.

The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of DIMON and Standard. We believe we can realize more than $60 million of annual pre-tax cost savings, which are expected to be phased in during the two years following the merger. However, to achieve the anticipated benefits from the merger, DIMON and Standard must successfully combine the businesses of DIMON and Standard in a manner that permits those cost savings to be realized, while minimizing the costs of integration. If DIMON and Standard are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. If a large portion of the anticipated cost savings are not achieved, the merger could be dilutive to our earnings per share, and we may not be able to continue to pay dividends at the current rate or at all.

In addition, DIMON and Standard have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the proposed merger and the integration process, once the merger is completed, could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers and employees or our ability to achieve the anticipated benefits of the merger or could reduce our earnings.

We might not be able to amend or refinance DIMON’s and Standard’s debt necessary to consummate the merger.

Many of DIMON’s and Standard’s financing arrangements must be amended or refinanced in connection with the closing of the merger because (1) change of control clauses in agreements governing such financings require repayment in connection with a significant transaction such as the merger, or (2) we would not be able to comply with certain of the financial covenants contained in those agreements as of the closing of, or immediately after, the merger. The financing arrangements that must be amended or refinanced are:

•	DIMON’s $150 million senior credit facility, of which $3.6 million was outstanding as of December 31, 2004 (although additional amounts have been drawn since that time);

•	DIMON’s $200 million of 9 5/8% senior notes due 2011;

•	DIMON’s $125 million of 7 3/4% senior notes due 2013;

•	Standard’s $150 million senior credit facility, of which approximately $117.0 million was outstanding as of December 31, 2004; and

•	Standard’s $150 million of 8 % senior notes due 2012.

DIMON may also redeem all $73 million of its 6 1/4% Convertible Subordinated Debentures due 2007, although such redemption is not required pursuant to the terms of the agreements governing such debt.

We intend to raise capital to tender for, repay or redeem these financings and pay the costs and expenses of the merger and refinancing through a combination of one or more of a new senior secured revolving credit facility, senior secured term loan, senior notes and senior subordinated notes. We anticipate that, as a result of this refinancing, the total indebtedness of the combined company will increase, primarily as a result of approximately $105 million to $110 million of tender premiums, redemption premiums and other costs and expenses we expect to incur in connection with the refinancing and the closing of the merger, a portion of which will be expensed as incurred and a portion of which will be capitalized and amortized over the applicable period. Our indebtedness following the merger will have important consequences, including those described above under “Risks Relating to Our Indebtedness and Capital Structure.”

In addition, the instruments governing this indebtedness will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

The merger might trigger rights of Standard’s joint venture partners that, if exercised, could adversely affect our operations or liquidity and capital resources.

Standard does business in India, Thailand, Kyrgyzstan and Zimbabwe through joint ventures. Standard’s joint venture agreements relating to its operations in India and Thailand contain buy/sell provisions that might be triggered by the closing of the merger. If joint venture partners exercise any buy/sell rights triggered by the merger, the combined company could be forced to either buy or sell its interests in those joint ventures for purchase prices determined by formulae or processes set forth in the applicable joint venture agreement. The operation of these buy/sell provisions could be disruptive to its operations, materially and adversely impact its liquidity and capital resources and impede its ability to realize the anticipated cost savings from the merger.

We might be subject to adverse regulatory conditions after the merger.

Before the merger can be completed, approvals or consents must be obtained from various antitrust authorities in foreign jurisdictions. Such authorities might impose conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting our revenues following the merger, any of which might have a material adverse effect on our results of operations following the merger.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2005	DIMON INCORPORATED
(Registrant)

	By:	/s/ James A. Cooley
	Name:	James A. Cooley
	Title:	Senior Vice President - Chief Financial Officer